ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated November 20, 2012

$• UBS AG Market-Linked Notes

Linked to a Currency Basket Relative to the U.S. dollar due on or about November 28, 2014

Investment Description

The Market-Linked Notes Linked to a Currency Basket Relative to the U.S. Dollar (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (the “issuer” or “UBS”) and provide exposure to the performance of an equally weighted basket of currencies consisting of the Australian dollar (“AUD”), the Canadian dollar (“CAD”), the Chinese renminbi (“CNY”), the Indonesian rupiah (“IDR”), the Malaysian ringgit (“MYR”) and the Norwegian krone (“NOK”) (each a “basket currency” and together the “basket”) relative to the U.S. dollar (the “reference currency”) from the trade date to the final valuation date. If the basket return is positive (overall the basket currencies appreciate relative to the U.S. dollar), UBS will repay the principal amount at maturity plus pay a return of between 130% and 140% of the basket return (to be determined on the trade date). If the basket return is negative (overall the basket currencies depreciate relative to the U.S. dollar), investors will be exposed to the first 10% decline in the basket and UBS will repay less than the full principal amount resulting in a loss that is proportionate to the basket return up to -10%. UBS will repay at least 90% of the principal amount if you hold the Notes to maturity. The currency return for each basket currency is calculated as the amount of each basket currency per one U.S. dollar. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose up to 10% of your principal amount. The repayment of at least 90% of your principal amount is available only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Growth Potential: If the basket return is positive, UBS will repay your principal amount plus pay a return equal to the basket return times the participation rate. This basket-linked return may or may not exceed the return you could receive on a traditional fixed income investment.
☐	Limited Downside Market Exposure: Investors are exposed to the first 10% decline in the basket over the term of the Notes, which could result in a proportionate loss of up to 10% of principal. If you hold the Notes to maturity, UBS will repay at least 90% of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
☐	Diversification Opportunity: The Notes provide an opportunity to diversify your portfolio through exposure to the basket currencies.

Key Dates(1)

Trade Date	November 27, 2012
Settlement Date	November 30, 2012
Final Valuation Date(2)	November 24, 2014
Maturity Date(2)	November 28, 2014
(1)	Expected. See page 4 for additional details.
(2)	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET UP TO A -10% RETURN. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS.

YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE UP TO 10% OF YOUR INITIAL INVESTMENT.

Note Offering

These preliminary terms relate to Market-Linked Notes Linked to a Currency Basket Relative to the U.S. Dollar. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The initial spot rate for each basket currency and the participation rate will be set on the trade date.

Basket Currencies	Currency Weighting	Initial Spot Rate	Reference Currency	Participation Rate	CUSIP	ISIN
Australian dollar (“AUD”)	1/6	•
Canadian dollar (“CAD”)	1/6	•
Chinese renminbi (“CNY”)	1/6	•	USD	130% to 140%	902669506	US9026695067
Indonesian rupiah (“IDR”)	1/6	•
Malaysian ringgit (“MYR”)	1/6	•
Norwegian krone (“NOK”)	1/6	•

See “Indicative Terms” on page 4. The Notes we are offering will have the terms set forth in the accompanying product supplement, the accompanying currency and commodity supplement (to the extent specifically referenced herein), the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS
Per Note	$10.00	$0.20	$9.80
Total	•	•	•

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refer to the Market-Linked Notes Linked to a Currency Basket relative to the U.S. dollar that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Notes including the risk of loss of up to 10% of your principal amount.
♦	You seek an investment with a return linked to the performance of the basket currencies relative to the U.S. dollar.
♦	You can tolerate a loss of up to 10% of your investment and are willing to make an investment that is exposed to any negative return of the basket between the trade date and the final valuation date up to -10%.
♦	You believe the basket return will be positive over the term of the Notes, meaning that the U.S. dollar will weaken relative to the basket currencies.
♦	You would be willing to invest in the Notes if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.
♦	You are willing and able to hold the Notes to maturity, a term of 2 years, and you are aware that there may be little or no secondary market for the Notes.
♦	You do not seek current income from this investment.
♦	You are willing to invest in Notes with exposure to emerging market risks and understand the risks associated with investing in currency exchange rates.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Notes including the risk of loss of up to 10% of your principal amount.
♦	You do not seek an investment with a return linked to the performance of the basket currencies relative to the U.S. dollar.
♦	You cannot tolerate a loss of up to 10% of your investment and are unwilling to make an investment that is exposed to any negative return of the basket between the trade date and the final valuation date up to -10%.
♦	You do not believe the basket return will be positive over the term of the Notes, meaning that the U.S. dollar will strengthen relative to the basket currencies.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You would be unwilling to invest in the Notes if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be determined on the trade date).
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed any downward fluctuations in the level of the basket.
♦	You are unwilling or unable to hold the Notes to maturity, a term of 2 years, or you seek an investment for which there will be an active secondary market.
♦	You seek current income from this investment.
♦	You are unwilling to invest in Notes with exposure to emerging market risks and do not understand the risks associated with investing in currency exchange rates.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-8 of the product supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Size	•
Issue Price	$10.00 per Note (subject to a minimum purchase of 100 Notes).
Currency of the Issue	United States dollars
Term	2 years. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.
Basket Currencies and Currency Weighting	Basket Currency	Currency Weighting
	Australian dollar (“AUD”)	1/6
	Canadian dollar (“CAD”)	1/6
	Chinese renminbi (“CNY”)	1/6
	Indonesian rupiah (“IDR”)	1/6
	Malaysian ringgit (“MYR”)	1/6
	Norwegian krone (“NOK”)	1/6

Participation Rate	130% to 140%. The actual participation rate will be determined on the Trade Date.
Payment at Maturity (per Note)	If the basket return is positive, we will repay the principal amount plus pay a return on your investment equal to the product of the participation rate and the basket return:
$10.00 + ($10.00 × Participation Rate × Basket Return)
Due to the currency return equation below, the maximum basket return is 100%.
If the basket return is negative and between zero and -10%, we will pay less than the principal amount resulting in a loss that is proportionate to the negative basket return:
$10.00 + ($10.00 × Basket Return)
If the basket return is negative by more than -10%, we will pay $9.00 and you will not be exposed to any further decline in the basket below 10%.
Investors may lose up to 10% of their initial investment in the Notes. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
Initial Basket Level	Set equal to 100 on the trade date.
Final Basket Level	The final basket level will be calculated as follows:
100 × [1 + (AUD currency return x 1/6) +
(CAD currency return × 1/6) + (CNY currency return × 1/6) + (IDR currency return × 1/6) + (MYR currency return × 1/6) + (NOK currency return × 1/6)]
The AUD currency return, CAD currency return, CNY currency return, IDR currency return, MYR currency return, and NOK currency return refer to the currency return for the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, and the Norwegian Krone, respectively.
Basket Return	The percentage change in the level of the basket from the initial basket level to the final basket level, calculated as follows:
Final Basket Level - Initial Basket Level Initial Basket Level
Currency Return	For each basket currency:
Initial Spot Rate - Final Spot Rate Initial Spot Rate
Due to the currency return equation, the maximum currency return for each basket currency, and therefore the maximum basket return, is 100%. There is no comparable limit to the negative performance of a basket currency but in no case will the amount payable at maturity be less than $9.00 per Note.
Final Spot Rate	The spot rate for each basket currency on the final valuation date as determined by the calculation agent under “Spot Rates” on page 13 of this free writing prospectus.

Initial Spot Rate	The spot rate for each basket currency on the trade date as determined by the calculation agent under “Spot Rates” on page 13 of this free writing prospectus. The USD/AUD spot rates will be the inverse value of the AUD/USD reference rate respectively as determined by the calculation agent (The inverse value is the result of dividing 1 by the AUD/USD spot rate).
Initial Spot	USD/AUD	•
Rates	USD/CAD	•
	USD/CNY	•
	USD/IDR	•
	USD/MYR	•
	USD/NOK	•
No Interest Payments	We will not pay you interest during the term of the Notes.
Final Valuation Date	November 24, 2014, unless the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) occurs or is continuing with respect to a basket currency on any such day. In such case, or if the final valuation date is not a business day for such basket currency, the final valuation date for the affected basket currency (and only for such basket currency) will be the first following business day for USD/AUD, USD/CAD or USD/NOK spot rates or the first preceding or first following business day for the USD/CNY, USD/IDR or USD/MYR spot rates, on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to such basket currency. In no event, however, will the final valuation date be postponed by more than 10 consecutive days for the calculation of the USD/AUD, USD/CAD and USD/NOK spot rates and 17 consecutive days for the calculation of the USD/CNY, USD/IDR and USD/MYR spot rates. See “General Terms of the Notes—Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/CNY, USD/IDR and USD/MYR, respectively, on pages CCS-15, CCS-18 and CCS-20 of the currency and commodity supplement.
Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 10% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from those of ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. Instead, we will pay you in cash at maturity an amount based on the performance of the basket currencies. If the basket return is less than zero you will lose up to 10% of your initial investment in a manner proportionate to the first 10% decline in the basket return.
♦	Repayment of at least 90% of your principal amount applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. UBS will pay you at least 90% of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the basket level has increased and you may have to sell them at a loss of more than 10%.
♦	The participation rate applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the participation rate and the return you realize may be less than the basket’s return even if such return is positive.
♦	Market risk — The return on the Notes at maturity is linked to the performance of the U.S. dollar relative to the basket currencies, and will depend on whether, and the extent to which, the U.S. dollar depreciates against such currencies during the term of the Notes. The value of the basket will be affected by movements in the exchange rates of the basket currencies relative to the U.S. dollar. The exchange rates for the basket currencies relative to the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant foreign country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. You, as an investor in the Notes, should make your own investigation into the respective basket currencies and the merits of an investment linked to the basket.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.
♦	The formula for calculating the payment at maturity of the Notes will not take into account all developments in the basket currencies — Changes in the exchange rates for the basket currencies relative to the U.S. dollar during the term of the Notes before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial basket level on the trade date and the final basket level on the final valuation date. No other levels will be taken into account. As a result, the basket return may be less than zero even if the relevant exchange rates for the basket currencies have moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the final valuation date.
♦	The Notes are not regulated by the Commodity Futures Trading Commission — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or currency options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any currency futures contracts, options on futures contracts or options on currencies for your benefit. Therefore an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, which will not be the case with these Notes.
♦	The Notes have an embedded maximum return – Due to the currency return equation for each basket currency described in `Indicative Terms`, the maximum possible currency return, and therefore the maximum possible basket return is 100%. As a result, the maximum return on the Notes will equal the basket return (which is limited to 100%) multiplied by the participation rate as determined on the trade date.

♦	Changes in the value of the basket currencies may offset each other — The Notes are linked to an equally weighted basket composed of the basket currencies. At a time when the value of one or more basket currencies relative to the U.S. dollar increases, the value of one or more of the other basket currencies relative to the U.S. dollar may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the value of one or more of the basket currencies relative to the U.S. dollar may be moderated, or offset, by lesser increases or declines in the value of one or more of the other basket currencies relative to the U.S. dollar.

Further, due to the currency return equation described in `Indicative Terms`, the maximum currency return for each basket currency is 100%, but there is no limit to the negative performance of any basket currency. Therefore, a substantial appreciation of one or more basket currencies could be wholly offset by a severe depreciation of another basket currency relative to the U.S. dollar.

♦	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the basket will rise or fall. The value of the basket currencies relative to the U.S. dollar will be influenced by complex and interrelated political, economic, financial and other factors that affect the respective basket currencies and the U.S. dollar. You should be willing to assume the risk that you may not receive any positive return on your Notes and you may lose up to 10% of your initial investment.
♦	Owning the Notes is not the same as owning the individual basket currencies — The return on your Notes may not reflect the return you would realize if you actually converted your U.S. dollars into or purchased a foreign exchange contract on the Australian dollar, the Canadian dollar, Chinese renminbi, Indonesian rupiah, Malaysian ringgit and the Norwegian krone.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the USD/AUD spot rate, the USD/ CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:
♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;
♦	Australian dollar, Canadian dollar, Chinese renminbi, Indonesian rupiah, Malaysian ringgit, Norwegian krone and U.S. dollar interest rates;
♦	the time remaining to the final valuation date;
♦	the creditworthiness of UBS; and
♦	volatility of the USD/AUD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate.
♦	Information on the basket currencies may not be readily available — There is no systematic reporting of last-sale information for many currencies. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable foreign exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the currency markets. Certain relevant information relating to Australia, Canada, China, Indonesia, Malaysia and Norway may not be as well known or as rapidly or thoroughly reported in the United States as comparable to U.S. developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the basket currencies and must be prepared to make special efforts to obtain such information on a timely basis.
♦	Even though the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States — The spot market for the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Australian dollar, the

Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit and the Norwegian krone remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such U.S. market.
♦	The spot rates for the basket currencies will be influenced by unpredictable factors which interrelate in complex ways—The USD/AUD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Australia, Canada, China, Indonesia, Malaysia and Norway. These conditions include, for example, the overall growth and performance of the economies of the United States, Australia, Canada, China, Indonesia, Malaysia and Norway, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States and Australia, Canada, China, Indonesia, Malaysia and Norway, market interventions by the Federal Reserve Board or the respective central banks of Australia, Canada, China, Indonesia, Malaysia and Norway, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Australia, Canada, China, Indonesia, Malaysia and Norway, the stability of the government of the United States and the governments of Australia, Canada, China, Indonesia, Malaysia and Norway and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Australia, Canada, China, Indonesia, Malaysia and Norway are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Australia, Canada, China, Indonesia, Malaysia and Norway and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the exchange rates of the basket currencies relative to the U.S. dollar, and changes in the exchange rates of the basket currencies relative to the U.S. dollar are not likely to result in comparable changes in the market value of your Notes.
♦	The liquidity, trading value and amounts payable under the Notes could be affected by the actions of sovereign governments of the United States, Australia, Canada, China, Indonesia, Malaysia and Norway—Exchange rates of most economically developed nations, including the United States, Australia, Canada and Norway are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations such as China, Indonesia and Malaysia from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Australia’s, Canada’s, China’s, Indonesia’s, Malaysia’s and Norway’s, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Australia, Canada, China, Indonesia, Malaysia and Norway, which could change or interfere with freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit, the Norwegian krone, and the U.S. dollar or any other currency.
♦	Currency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government, the European Union and the governments of their member entities and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes at maturity.
♦	Legal and regulatory risks—Legal and regulatory changes could adversely affect foreign exchange rates. In addition, many government agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to foreign exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the basket and, consequently, on the value of the Notes.
♦	Currency markets may be volatile—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of Australia, Canada, China, Indonesia, Malaysia and Norway. These factors may affect the value of the basket currencies relative to the U.S. dollar and the value of your Notes in varying ways, and different factors may cause the values of the basket currencies, as well as the volatility of their exchange rates, to move in inconsistent directions at inconsistent rates.

♦	Emerging markets risk — Three of the basket currencies are emerging market currencies. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Notes.
♦	Historical performance of the basket currencies should not be taken as an indication of its future performance of the basket currencies during the term of the Notes — It is impossible to predict whether any of the basket currencies will rise or fall. The basket currencies will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Notes — We or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures related to the basket currencies. Our trading and hedging activities may affect the USD/AUD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or our affiliates may also engage in trading in instruments linked to the USD/AUD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate on a regular basis as part of our general foreign exchange trading and services and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the USD/AUD spot rate, the USD/CAD spot rate, the USD/CNY spot rate, the USD/IDR spot rate, the USD/MYR spot rate and the USD/NOK spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the basket currencies has occurred or is continuing on a day when the calculation agent will determine the final spot rate for a particular basket currency. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
♦	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	The calculation agent can accelerate or postpone the determination of the final basket level and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing with respect to a basket currency on the final valuation date, the final valuation date will be accelerated or postponed with respect to such basket currency until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead determine the final basket level with reference to the final spot rate of the affected basket currency on the first business day after that day on which no market disruption event occurs or is continuing with respect to such basket currency. In no event, however, will the final valuation date be postponed by more than 10 consecutive days for the calculation of the USD/AUD, USD/CAD and USD/NOK spot rates and 17 consecutive days for the calculation of the USD/CNY, USD/IDR and USD/MYR spot rates. As a result, the maturity date for the Notes could also be accelerated or postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date for such basket currency. If the final spot rate of such basket currency is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the final spot rate that would have prevailed in the absence of the market disruption event or such other reason.

If no market disruption event with respect to a particular basket currency occurs or is continuing on the final valuation date, then the determination of the final spot rate for such basket currency will be made on the originally scheduled final valuation date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket currencies.

See “General Terms of the Notes — Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/CNY, USD/IRY and USD/MYR, respectively, on pages CCS-15, CCS-18 and CCS-20 of the currency and commodity supplement.

♦	The business activities of UBS or its affiliates may create conflicts of interest—We and our affiliates expect to engage in trading activities related to the Australian dollar, the Canadian dollar, the Chinese renminbi, the Indonesian rupiah, the Malaysian ringgit and the Norwegian krone that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by UBS—We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the basket to which the Notes are linked or the value of the Notes.
♦	You must rely on your own evaluation of the merits of an investment linked to the basket currencies—In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future foreign exchange rates.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of $0.20 per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
♦	For United States federal income tax purposes, the Notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations—The Notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield and projected payment schedule for the Notes, subject to adjustments as described below, which may exceed the actual payments that you receive in any particular taxable year. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income. If you are a secondary purchaser of the Notes, the tax consequences to you may be different. Please see “What are the tax consequences of the Notes” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

You are urged to review “Risk Factors” in the product supplement for a more detailed description of the risks related to an investment in the Notes.

How is the basket return calculated?

The payment at maturity will depend on the basket return. The following steps are necessary to calculate the basket return:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The AUD currency return is the difference between the USD/AUD initial spot rate and the USD/AUD final spot rate relative to the USD/AUD initial spot rate, expressed as a percentage and calculated as follows:

AUD Currency Return =
USD/AUD Initial Spot Rate - USD/AUD Final Spot Rate

USD/AUD Initial Spot Rate

An increase in the value of the Australian dollar relative to the U.S. dollar is expressed as a decrease in the USD/AUD spot rate.

The CAD currency return is the difference between the USD/CAD initial spot rate and the USD/CAD final spot rate relative to the USD/CAD initial spot rate, expressed as a percentage and calculated as follows:

CAD Currency Return =
USD/CAD Initial Spot Rate - USD/CAD Final Spot Rate

USD/CAD Initial Spot Rate

An increase in the value of the Canadian dollar relative to the U.S. dollar is expressed as a decrease in the USD/CAD spot rate.

The CNY currency return is the difference between the USD/CNY initial spot rate and the USD/CNY final spot rate relative to the USD/CNY initial spot rate, expressed as a percentage and calculated as follows:

CNY Currency Return =
USD/CNY Initial Spot Rate - USD/CNY Final Spot Rate

USD/CNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

The IDR Currency return is the difference between the USD/IDR initial spot rate and the USD/IDR final spot rate relative to the USD/IDR initial spot rate, expressed as a percentage and calculated as follows:

IDR Currency Return =
USD/IDR Initial Spot Rate - USD/IDR Final Spot Rate

USD/IDR Initial Spot Rate

An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

The MYR Currency return is the difference between the USD/MYR initial spot rate and the USD/MYR final spot rate relative to the USD/MYR initial spot rate, expressed as a percentage and calculated as follows:

MYR Currency Return =
USD/MYR Initial Spot Rate - USD/MYR Final Spot Rate

USD/MYR Initial Spot Rate

An increase in the value of the Malaysian ringgit relative to the U.S. dollar is expressed as a decrease in the USD/MYR spot rate.

The NOK Currency return is the difference between the USD/NOK initial spot rate and the USD/NOK final spot rate relative to the USD/NOK initial spot rate, expressed as a percentage and calculated as follows:

NOK Currency Return =
USD/NOK Initial Spot Rate - USD/NOK Final Spot Rate

USD/NOK Initial Spot Rate

An increase in the value of the Norwegian krone relative to the U.S. dollar is expressed as a decrease in the USD/NOK spot rate.

Step 2: Calculate the Final Basket Level.

The final basket level will be calculated as follows:

100 × [1 + (AUD Currency Return x 1/6) + (CAD Currency Return × 1/6) + (CNY Currency Return × 1/6) + (IDR Currency Return × 1/6) +
(MYR Currency Return × 1/6) + (NOK Currency Return × 1/6)]

(In the hypothetical examples beginning on the following page we refer to this formula as the following:
100 (1 + Sum of weighted Currency Returns))

Step 3: Calculate the Basket Return.

Basket Return =
Final Basket Level - Initial Basket Level

Initial Basket Level

Hypothetical Examples and Return Table

The following examples show scenarios for the payment at maturity of the Notes, illustrating positive and negative basket returns. The examples are based on a hypothetical participation rate of 135% (the actual participation rate will be set on the trade date), as well as hypothetical initial spot rates and hypothetical final spot rates (the actual initial spot rates will be determined on the trade date and the actual final spot rates will be determined on the final valuation date), for the basket currencies, and the resulting basket return. The hypothetical final spot rate values for the basket currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS research forecasts for any basket currency’s exchange rate and should not be taken as an indication of the future performance of any basket currency. In some instances, values have been rounded for ease of analysis.

Example A: The level of the Basket increases from an Initial Basket Level of 100 to a Final Basket Level of 110.

Because the final basket level is 110 and the initial basket level is 100, the basket return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the basket return is equal to 10%, which is positive, UBS will repay the principal amount and pay a return on the Notes equal to the product of the participation rate and the basket return for a payment at maturity equal to $11.35 per Note, calculated as follows:

$10.00 + ($10.00 × 135% × 10%) = $11.35

The table below illustrates how the final basket level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.9632	0.7898	18.00%	1/6	3.00%
CAD	1.0030	.9127	9.00%	1/6	1.50%
CNY	6.2252	5.2914	15.00%	1/6	2.50%
IDR	9,630.0000	9,822.6000	-2.00%	1/6	-0.33%
MYR	3.0631	2.7568	10.00%	1/6	1.67%
NOK	5.7489	5.1740	10.00%	1/6	1.67%
			Sum of weighted Currency Returns =			10.00%
	Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =					110.00

Example B: The level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 95.

Because the final basket level is 95 and the initial basket level is 100, the basket return is -5%, calculated as follows:

(95 – 100)/100 = -5%

Because the basket return is equal to -5%, which is negative, UBS will repay less than the principal amount resulting in a loss that is proportionate to the basket return up to -10%, for payment at maturity equal to $9.50 per Note (a loss of 5%), calculated as follows:

$10.00 + ($10.00 × -5%) = $9.50

The table below illustrates how the final basket level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.9632	1.0595	-10.00%	1/6	-1.67%
CAD	1.0030	1.1234	-12.00%	1/6	-2.00%
CNY	6.2252	6.1629	1.00%	1/6	0.17%
IDR	9,630.0000	10,400.4000	-8.00%	1/6	-1.33%
MYR	3.0631	3.0018	2.00%	1/6	0.33%
NOK	5.7489	5.9214	-3.00%	1/6	-0.50%
			Sum of weighted Currency Returns =			-5.00%
	Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =					95.00

Example C: The level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 80.

Because the final basket level is 80 and the initial basket level is 100, the basket return is -20%, calculated as follows:

(80 – 100)/100 = -20%

Because the basket return is equal to -20%, which is less than -10%, UBS will repay 90% of the principal amount for a payment at maturity equal to $9.00 per Note (a loss of 10%).

The table below illustrates how the final basket level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.9632	1.1077	-15.00%	1/6	-2.50%
CAD	1.0030	1.2234	-22.00%	1/6	-3.67%
CNY	6.2252	7.7815	-25.00%	1/6	-4.17%
IDR	9,630.0000	11,363.4000	-18.00%	1/6	-3.00%
MYR	3.0631	3.6757	-20.00%	1/6	-3.33%
NOK	5.7489	6.8987	-20.00%	1/6	-3.33%
			Sum of weighted Currency Returns =			-20.00%
	Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =					80.00

The following return table and graph illustrates the hypothetical payment amount at maturity per Note for a range of basket returns and assumes a participation rate of 135% (the actual participation rate will be determined on the trade date). The numbers appearing in the table and graph below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity per Note	Total Return
200.00	100%	$23.50	135.00%
190.00	90%	$22.15	121.50%
180.00	80%	$20.80	108.00%
170.00	70%	$19.45	94.50%
160.00	60%	$18.10	81.00%
150.00	50%	$16.75	67.50%
140.00	40%	$15.40	54.00%
130.00	30%	$14.05	40.50%
120.00	20%	$12.70	27.00%
110.00	10%	$11.35	13.50%
105.00	5%	$10.68	6.75%
100.00	0%	$10.00	0.00%
95.00	-5%	$9.50	-5.00%
90.00	-10%	$9.00	-10.00%
80.00	-20%	$9.00	-10.00%
70.00	-30%	$9.00	-10.00%
60.00	-40%	$9.00	-10.00%
50.00	-50%	$9.00	-10.00%
40.00	-60%	$9.00	-10.00%
30.00	-70%	$9.00	-10.00%
20.00	-80%	$9.00	-10.00%
10.00	-90%	$9.00	-10.00%
0.00	-100%	$9.00	-10.00%

Spot Rates

Australian dollar

The spot rate for the Australian dollar relative to the U.S. dollar will be the inverse value of the AUD/USD reference rate determined at approximately 4:00 p.m. London time, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at such time, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement. The inverse value of the AUD/USD spot rate as obtained herein, which is calculated by dividing 1 by the AUD/USD reference rate, represents the amount of Australian dollars per 1 U.S. dollar.

Canadian dollar

The spot rate for the Canadian dollar relative to the U.S. dollar will be determined at approximately 4:00 p.m. London time, expressed as a number of Canadian dollars per U.S. dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at such time, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement.

Chinese renminbi

The spot rate for the Chinese renminbi against the U.S. dollar will be the USD/CNY spot rate expressed as the number of Chinese renminbi per U.S. dollar as determined by the calculation agent by reference to the CNY SAEC Rate. The CNY SAEC Rate means that the spot rate will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two Business Days reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=” at approximately 9:15 a.m. Beijing time. For more information, see “Non-Deliverable Currencies — Chinese renminbi (CNY)” beginning on page CCS-15 of the currency and commodity supplement.

If the CNY SAEC Rate is not available, UBS may use the SFEMC CNY Indicative Survey Rate as defined below. The “SFEMC CNY Indicative Survey Rate” means the USD/CNY exchange rate published by the Singapore Foreign Exchange Committee on its website (www.sfemc.org) at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The SFEMC CNY Indicative Rate is determined by a survey of financial institutions that are active participants in the USD/CNY markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the SFEMC CNY Indicative Rate

Indonesian rupiah

The spot rate for the Indonesian rupiah against the U.S. dollar will be the USD/IDR spot rate expressed as the number of Indonesian rupiah per U.S. dollar as determined by the calculation agent by reference to the IDR ABS Rate. The IDR ABS Rate means that the spot rate will be the Indonesian rupiah/U.S. dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Indonesian rupia per one U.S. dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore at approximately 11:30 a.m., Singapore time. For more information, see “Non-Deliverable Currencies – Indonesian rupiah (IDR)” beginning on page CCS-17 of the currency and commodity supplement.

If the IDR ABS Rate is not available, UBS may use the SFEMC IDR Indicative Survey Rate as defined below. The “SFEMC IDR Indicative Survey Rate” means the Indonesian rupiah/U.S. dollar specified rate for U.S. dollars, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two Business Days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable. The spot rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC IDR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indonesian rupiah/U.S. dollar markets for the purpose of determining the SFEMC IDR Indicative Survey Rate).

Malaysian ringgit

The spot rate for the Malaysian ringgit against the U.S. dollar will be the USD/MYR spot rate expressed as the number of Malaysian ringgit per U.S. dollar as determined by the calculation agent by reference to the MYR ABS Rate. The MYR ABS Rate means that the spot rate will be the Malaysian ringgit/U.S. dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Malaysian ringgit per one U.S. dollar, for settlement in two Business days, reported by the Association of Banks in Singapore, which appears on the Telerate Page 50157 to the right of the caption “Spot” under the column “MYR” (or the equivalent page on Reuters or other official rate sources) at approximately 11:30 a.m., Singapore time. For more information, see “Non-Deliverable Currencies – Malaysian ringgit (MYR)” beginning on page CCS-20 of the currency and commodity supplement.

If the MYR ABS Rate is not available, UBS may use the SFEMC MYR Indicative Survey Rate as defined below. The “SFEMC MYR Indicative Survey Rate” means the Malaysian ringgit/U.S. dollar specified rate for U.S. dollars, expressed as the amount of Malaysian ringgit per one U.S. dollar, for settlement in two Business Days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable. The spot rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC MYR Indicative Survey Methodology (which means a methodology, dated as of July 15, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Malaysian ringgit/U.S. dollar markets for the purpose of determining the SFEMC MYR Indicative Survey Rate).

Norwegian krone

The spot rate for the Norwegian krone relative to the U.S. dollar will be determined at approximately 4:00 p.m. London time, expressed as a number of Norwegian kroner per U.S. dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at such time, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement.

Historical Foreign Exchange Rate Levels

The following graphs show the hypothetical performance of the basket as well as the performance of each basket currency from November 14, 2002 through November 14, 2012. Each of the basket currency spot rates were obtains from Bloomberg L.P., without independent verification. On November 14, 2012 at approximately 4:30 p.m. New York City time the USD/AUD spot rate was 0.9632, the USD/CAD spot rate was 1.0030, the USD/CNY spot rate was 6.2252, the USD/IDR spot rate was 9,630.0000, the USD/MYR spot rate was 3.0631 and the USD/NOK spot rate was 5.7489. The actual value of the initial spot rates of each basket currency will be determined on the trade date as described in “Spot Rates” on page 13 of this free writing prospectus. For purposes of illustrating the hypothetical performance of the basket, the initial basket level is set to 100, each basket currency is deemed to have a 1/6 weighting in the basket and the historical exchange rates of each basket currency on the relevant dates were the closing spot exchange rates on such dates. The hypothetical basket performance is based on actual historical data of the basket currencies and the hypothetical basket performance displayed in the graph below is a reflection of this aggregated historical data. The hypothetical historical performance of the basket and the historical performance of each basket currency should not be taken as an indication of future performance, and no assurance can be given as to the basket level or spot rate of each basket currency on any given day

Your payment at maturity will be based on the performance of an equally-weighted basket of currencies relative to the U.S. dollar. The decline of the exchange rate of any basket currency (meaning such basket currency strengthens relative to the U.S. dollar) will have a positive impact on the overall basket return. Conversely, the increase in the exchange rate of any basket currency (meaning such basket currency weakens relative to the U.S. dollar) will have a negative impact on the overall basket return. Exchange rate movements in the basket currencies may not correlate with each other, and the decrease in the exchange rate (or strengthening) of one basket currency relative to the U.S. dollar may be moderated, or more than offset, by lesser decreases or an increase in the exchange rate (or weakening) of the other basket currencies relative to the U.S. dollar.

What are the tax consequences of the Notes?

The tax treatment of your Notes is generally described under “1. Notes Treated as Long-Term Contingent Payment Debt Obligations” in “Supplemental U.S. Tax Considerations” on page PS-29 of the product supplement. The discussion below supplements and, to the extent inconsistent, replaces the discussion in the product supplement. We urge you to read the more detailed discussion in the product supplement.

In the opinion of Cadwalader, Wickersham & Taft LLP, the Notes should be treated as a debt instrument subject to special rules governing contingent payment debt obligations for United States federal income tax purposes, and the rest of this discussion assumes such treatment is respected.

Under applicable U.S. Treasure regulations governing debt obligations with payment denominated, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes should not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollars as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations.

Under the contingent payment debt obligation rules, regardless of your method of accounting, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include in income amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to •% per annum, compounded semiannually, with a projected payment at maturity of $• based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until the scheduled maturity and you pay your taxes on a calendar year basis, we have determined that you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $• in 2011, $• in 2012 and $• in 2013. However, if the actual amount you receive in any taxable year , including at maturity, is greater than the total amount of projected payments for that taxable year •, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in such year by an amount that is equal to such excess. Conversely, if the actual amount you receive in any taxable year , including at maturity, is less than the total amount of projected payments for that taxable year , you would be required to make a negative adjustment that is applied (a) first to decrease the amount of interest income that you recognize in such year on such Notes and (b) second, to give rise to an ordinary loss to the extent of your interest income on the Notes from prior years that has not been previously offset by prior net negative adjustments. Any net negative adjustment in a taxable year in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Notes or to offset the amount realized on a sale, exchange, redemption or repurchase of the Notes. A net negative adjustment is not subject to the two percent limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount. The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

Upon the sale, exchange, redemption or maturity of your Notes you will recognize gain or loss in an amount equal to the difference if any, between the amount of cash you receive at such time (other than with respect to any coupon due on such date) and your adjusted basis in your Notes. In general, your adjusted basis in your Notes will equal the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes (in accordance with the comparable yield and the projected payment schedule for your Notes) and decreased by the amount of the projected amount of any contingent payment previously made on your Notes Any gain recognized on the sale , exchange, redemption or maturity of your Notes will generally be ordinary interest income and any loss on such Notes will generally be ordinary loss to the extent of interest you include as income in the current or previous tax years in respect of your Notes and, thereafter, capital loss.

Information with Respect to Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption, or maturity of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Backup Withholding and Information Reporting.  Please see the discussion under “Supplemental U.S. Tax Considerations—Disclosure Applicable to all Notes” in the accompanying product supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes. In addition, pursuant to recently enacted legislation, payments on the Notes made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121 In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as a Protection Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Notes to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.